Exhibit 1A-15.6

1810 Chapel Avenue West Suite 200 Cherry Hill, NJ 08002 www.lexnovalaw.com	Markley S. Roderick, Esquire Member of the NJ and PA Bar Direct Dial (856) 382-8402 mroderick@lexnovalaw.com

July 31, 2020

Sent by Email and Filed Via EDGAR

Securities and Exchange Commission

Division of Corporation Finance

Office of Energy & Transportation

Washington, D.C. 20549

barberenameissneri@SEC.GOV

Re:	Energea Portfolio 1 LLC (the “Company”)
Amendment No. 3 to Offering Statement on Form 1-A
Filed July 21, 2020
File No. 024-11218

Ladies and Gentlemen:

This is in response to your letter of July 30, 2020. We have copied below the comments from your letter and provided the Company’s response below each comment, in some cases separating paragraphs of your comments for clarity.

This letter and the related documents have also been filed through EDGAR.

Your Comment #1 – Amendment No. 3 to Offering Statement on Form 1-A - Exhibits

You filed an unsigned and undated form of opinion with your amended Form 1-A on June 5, 2020. Please file a signed and dated legality opinion as an exhibit to your offering statement. Refer to Item 17(12) of Form 1-A, Part III.

Our Response:

Our practice, and the practice of many other practitioners, is to sign the legality opinion upon qualification. However, we have provided the signed opinion requested.

Your Comment #2 – Amendment No. 3 to Offering Statement on Form 1-A - Exhibits

Please obtain and file a currently dated auditor’s consent as an exhibit to our offering statement.

Our Response:

The current auditor’s consent is now filed.

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Thank you for your continued attention to this matter. Please let me know if you have further questions or need additional information.

Very truly yours,

/s/ Markley S. Roderick
Markley S. Roderick

Enclosures

cc: Mr. Michael Silvestrini (without enclosures)